EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We consent to the inclusion in the Form 10KSB being filed under the Securities Exchange Act of 1934 by Vision Global Solutions, Inc. of our report dated June 30, 2005, relating to our audits of the consolidated balance sheets of Vision Global Solutions, Inc. as of March 31, 2005 and 2004 and the related Consolidated Statements of Income, Consolidated Changes in Stockholders' Equity, and Consolidated Statements of Cash Flows for the years then ended.

Jewett, Schwarz & Associates

Jewett, Schwarz & Associates
Hollywood, Florida